Amended and Restated Pricing Supplement                           Rule 424(b)(3)
 dated February 15, 2002                                      File No. 333-72676
(To Prospectus dated November 30, 2001                        Cusip No.88319QD59
and Prospectus Supplement dated November 30, 2001)



                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                          Textron Financial Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation



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Principal Amount: $15,000,000            Initial Interest Rate: 3.00125%
Agent's Discount or Commission: $22,500  Original Issue Date: February 21, 2002
Net Proceeds to Issuer: $14,977,500      Stated Maturity Date: February 21, 2003
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Interest Category
[X]  Regular Floating Rate Note

[ ]    Floating Rate/Fixed Rate Note
       Fixed Rate Commencement Date:
       Fixed Interest Rate:       %

[ ]    Inverse Floating Rate Note
       [ ]  Fixed Interest Rate:       %

Interest Rate Basis or Bases:
       [ ]  CD Rate                [ ] Federal Funds Rate  [ ] Prime Rate
       [ ]  CMT Rate               [X] LIBOR               [ ] Other (see
       [ ]  Commercial Paper Rate  [ ] Treasury Rate           attached)

If LIBOR:
         [ ]    LIBOR Reuters Page:
         [X] LIBOR Telerate Page:  3750

         LIBOR Currency:  US$

If CMT Rate:
       CMT Telerate Page:
          [ ] Telerate Page 7051
          [ ] Telerate Page 7052
              [ ] Weekly Average
              [ ] Monthly Average

Spread (+/-):  110 bps                       Maximum Interest Rate:     %

Spread Multiplier:  N/A                      Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  May 21, 2002

Interest Reset Dates: Quarterly, on the 21st day of February, May, August and November

Interest Payment Dates: Quarterly, on the 21st day of February, May, August and November

Interest  Determination  Dates:  two business days prior to each Interest  Reset
Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:

       [X] Actual/360 for the period from _______ to _______
       [ ] Actual/Actual for the period from _______ to _______
       [ ] 30/360 for the period from _______ to _______

Redemption:
       [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
       [ ] The Notes can be redeemed prior to Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:  ____%
           Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [ ]  Yes  [X]   No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
       [ ] Merrill Lynch, Pierce, Fenner &     [ ] First Union Securities, Inc.
             Smith Incorporated                [ ] Fleet Securities, Inc.
       [ ] Banc of America Securities LLC      [ ] J.P. Morgan Securities Inc.
       [ ] Banc One Capital Markets, Inc.      [ ] Salomon Smith Barney Inc.
       [ ] Barclays Capital Inc.               [X] UBS Warburg LLC
       [ ] Credit Suisse First Boston          [ ] Other: _______________
             Corporation
       [ ] Deutsche Bank Alex. Brown Inc.


Agent acting in the capacity as indicated below:
       [X] Agent      [ ] Principal

If as Principal:
       [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       [ ] The Notes are being offered at a fixed initial public offering price of % of the Principal Amount.

If as Agent:

     The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:

     This amended and restated pricing supplement is being filed solely to correct the original issue date.


       Terms are not completed for certain items above because such items are not applicable.